EXHIBIT (a)-(5)

                           ACXIOM/MAY & SPEH, INC.

                         Offer to Purchase for Cash
                          All of its Outstanding
               5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                              (CUSIP 57777AAA)

 SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 1998, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                                                           October 23, 1998

 TO:  Brokers, Dealers, Commercial Banks,
      Trust Companies and Other Nominees:

      Enclosed for your consideration is an Offer to Purchase, dated October 23, 1998 (as the same may be amended from time to time, the "Offer to Purchase", and a form of letter of transmittal and instructions thereto (the "Letter of Transmittal"), relating to the offer (the "Offer") by Acxiom/May & Speh, Inc. ("May & Speh") to purchase for cash all of its outstanding 51/4% Convertible Subordinated Notes due 2003 (the "Notes") at 100% of the principal amount thereof, plus accrued interest thereon to but excluding the date of repurchase.

      We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name. You will be reimbursed by May & Speh for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. May & Speh will pay all transfer taxes, if any, applicable to the tender of Notes, except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

           Enclosed is a copy of each of the following documents for forwarding to your clients:

                1.   The Offer to Purchase.

                2. A Yellow Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in connection with the tender of Notes by record holders and for the information of your clients.

                3. A Green form of letter addressed "To Our Clients" that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer.

                4. A Blue Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Notes are not lost but not immediately available, or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date.

                5. A return envelope addressed to Harris Trust and Savings Bank, the Paying Agent (the "Paying Agent").

           Your prompt action is requested. Notes tendered pursuant to the Offer may be validly withdrawn, subject to the procedures described in the Offer to Purchase, at any time prior to the Expiration Date.

           Please refer to "Procedures for Tendering Notes" in the Offer to Purchase for a description of the procedures which must be followed to tender Notes in the Offer.

           Requests for additional copies of the enclosed materials may be made to Acxiom/May & Speh, Inc., Attention: Eric Loughmiller, 1501 Opus Place, Downers Grove, Illinois 60515; telephone number (630) 964-1501.

                                    Very truly yours,

                                    ACXIOM/MAY & SPEH, INC.

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE, OR THE PAYING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OF THE LETTER OF TRANSMITTAL.